Exhibit 10.1

Joint Venture Agreement

THIS JOINT VENTURE AGREEMENT (the “Agreement”), made on November 18st, 2024, by and between Safe and Green Development Corporation, a publicly traded Delaware corporation (“SGD”), of 100 Biscayne Boulevard, Suite 1201, Miami, Florida 33132, and Properties by Milk & Honey LLC, a Texas limited liability company (“Milk & Honey”), of 1716 W Loop P, Palmview, Texas 78572. The parties are hereinafter sometimes referred to together as the “Joint Venturers” or the “Parties” and individually as a “Joint Venturer” or “Party.” The Parties wish to establish a joint venture for the purposes set forth below.

RECITALS

WHEREAS, Milk & Honey is the owner of seventy seven (77) lots on 12 acres of land located in Hidalgo County, Texas, described in Exhibit A attached hereto and incorporated by reference (the “Land”);

WHEREAS, SGD possesses expertise in real estate development and construction, and has the capital resources necessary to develop and construct single-family homes;

WHEREAS, the Parties desire to enter into a joint venture for the purpose of developing and constructing single-family homes on the Land (the “Project”);

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLES

1.	Name.

1.1.1. The parties hereby form and establish a Joint Venture to be conducted under the name of Hacienda Olivia Phase III LLC, (hereinafter referred to as the “Joint Venture”). The Joint Venturers agree that the legal title to the Joint Venture property and assets, including the Joint Venture itself, shall remain in the name of the Joint Venture.

2.	Place of Business & Term.

2.1.1. The principal place of business of the Joint Venture shall be located at 1716 W Loop P, Palmview, Texas 78572. The term of the Joint Venture shall commence on the effective date of this agreement and shall continue until the completion of the Project, defined as the final sale or disposal of all developed single-family homes on the Land, and the payment or satisfaction of all debts of the Joint Venture.

3.	Purpose.

3.1.1. The Parties hereby agree to form a joint venture for the purpose of developing and constructing single-family homes on the Land. To the extent set forth in this Agreement, each of the Joint Venturers shall own an undivided fractional part in the business. The Joint Venture shall not engage in any other business or activity without the written consent of the Joint Venturers.

3.1.2. Each of the Joint Venturers shall own an undivided fractional interest in the business and its assets, as set forth in this Agreement. The Joint Venture is formed to collectively pool the resources, expertise, and efforts of the Parties to achieve the successful completion and sale of the developed homes. The Joint Venture shall also be responsible for the management, maintenance, and all other associated tasks necessary for the efficient execution of the development.

3.1.3. Unless otherwise agreed in writing by the Joint Venturers, the scope of the Joint Venture shall be strictly limited to the development and construction of single-family homes on the Land. The Joint Venture shall not engage in any other business or undertake any additional development projects, real estate investments, or other commercial activities outside of this agreed purpose without the prior written consent of all Joint Venturers.

3.1.4. Furthermore, the Joint Venture shall operate in compliance with all applicable laws, regulations, zoning requirements, and industry standards, ensuring that all homes are developed to the highest quality and safety standards expected by local and national authorities.

4.	Contributions.

4.1.	Capital Contributions.

4.1.1. SGD agrees to provide construction financing for the Joint Venture. This financing shall be used for the development and construction of single-family homes on the Land.

4.1.2. As part of this agreement, SGD shall pay an earnest money consideration of $10,000.00 (the “Earnest Money”) to secure its interest in the Joint Venture. This Earnest Money shall be credited toward the construction financing obligations of SGD, and it will be applied to the overall financial commitment to the Joint Venture.

4.1.3. The Earnest Money shall be paid to the Joint Venturer within thirty (30) days of the Effective Date of this Agreement. Failure to provide the Earnest Money within this timeframe may be considered a breach of this Agreement, unless otherwise agreed upon in writing by both Parties.

4.1.4. Mortgage Satisfaction: Milk & Honey will secure a mortgage on the property in the amount of $2,233,000.00 (the “Mortgage”), reflecting the full valuation of the Land. SGD agrees to contribute capital to the Joint Venture for the specific purpose of satisfying this mortgage upon the completion of the development of the lots, as outlined in Exhibit A.

4.1.5. Mortgage Amount: The Mortgage amount required to satisfy the mortgage shall be treated as an additional capital contribution by SGD. This contribution will be included in SGD’s total capital commitment to the Joint Venture.

4.1.6. Timing of Payment: SGD shall make its capital contribution for mortgage satisfaction upon the completion of the development of the lots. Payment will be made within a mutually agreed-upon timeframe, but no later than 30 days following the completion of the Project.

4.1.7. Recognition of Contribution: Upon satisfaction of the mortgage, the value contributed by SGD shall be recognized as SGD’s equity contribution to the Joint Venture.

4.1.8. Documentation and Compliance: SGD shall ensure that all payments towards satisfying the mortgage are properly documented and comply with all applicable legal and regulatory requirements.

4.1.9. Impact on Ownership: The payment of the Mortgage by SGD shall not alter or affect the valuation of the Land as initially determined by the parties, which remains at $2,233,000.00.

4.1.10. Milk & Honey LLC shall provide SGD with detailed estimates, quotes, or figures related to any construction financing needed for the development and construction of single-family homes on the Land. These estimates must include, but are not limited to, a breakdown of costs for materials, labor, permits, and any other associated expenses.

4.1.11. SGD shall review the submitted estimates and quotes to ensure that they align with the budget and scope of the Joint Venture. SGD reserves the right to request additional documentation or clarification regarding the estimates provided.

4.1.12. Construction financing by SGD shall only be approved and disbursed upon the satisfactory review and approval of the submitted estimates, quotes, or figures. Milk & Honey agrees that no construction shall commence until SGD has approved and financed the necessary construction costs.

4.2.	Capital Accounts.

4.2.1. A single capital account shall be formed for the Joint Venture. The capital account will be managed by SGD.

4.3	Joint Venturer Future Obligations

4.3.1. The Joint Venturers shall make such other capital contributions required to enable the Joint Venture to carry out its purposes as set forth herein as the Joint Venturers may mutually agree upon. The Joint Venturers shall arrange for or provide any financing as may be required by the Joint Venture for carrying out the purposes of the Joint Venture.

4.3.2. The terms and conditions of all such loans shall be subject to prior approval of the Joint Venturers. The Joint Venturers shall endorse, assume, or guarantee such obligations of the Joint Venture as the Joint Venturers may mutually agree upon.

5.	Percentage Interest In The Joint Venture.

5.1.1. The respective percentage interest in the Joint Venture owned by each Joint Venturer, respectively, is as follows:

Safe and Green Development Corporation	60%

Milk & Honey LLC	40%

6.	Profits.

6.1.1. Milk & Honey shall receive a payment of $39,000.00 for each parcel of land sold by the Joint Venture. This payment shall be made prior to the distribution of any additional profits. After Milk & Honey has received the specified amount per parcel, any remaining profits shall be distributed according to the percentage breakdown set forth below.

6.1.2. Net profits, after the payment of $39,000.00 per parcel to Milk & Honey, shall be distributed between the Joint Venturers according to their respective percentage interests in the Joint Venture, as outlined below. This distribution shall occur for the duration of this Agreement, or as long as the Joint Venturers maintain ownership in common of the business interest.

Safe and Green Development Corporation	50%

Milk & Honey LLC	50%

7.	Expenses of Venture.

7.1.1. All losses and disbursements in acquiring, holding and protecting the business interest and the net profits shall, during the period of the venture, be paid by the Joint Venturers, in the ratio which the contribution of each Joint Venturer bears to the total contributions.

8.	Calculation of Profits and Losses

8.1.1. Definition of Profits and Losses: Profits and losses for the purposes of this Agreement shall be determined in accordance with generally accepted accounting principles (GAAP), as applied consistently by the Joint Venture, and shall include all income, revenue, expenses, gains, and losses derived from the operation and activities of the Joint Venture.

8.1.2. Allocation: Profits and losses shall be allocated to the Parties on a monthly basis, based on their ownership percentages as set forth above.

9.	Duties of SGD

The duties of Safe and Green Development Corporation are hereby outlined below:

9.1.	Capital Contribution

9.1.1. SGD shall provide construction financing to the Joint Venture, as set forth in Section 4.1. of this Agreement.

9.1.2. SGD shall ensure that its capital contributions are made in a timely manner and in accordance with the funding schedule mutually agreed upon by the Parties and set forth in Section 4.1 (“Capital Contributions”) of this agreement.

9.2.	Financial Management

9.2.1. SGD shall oversee the financial management of the Joint Venture, including the establishment and maintenance of financial accounts and records.

9.2.2. SGD shall prepare and submit to Milk and Honey detailed budgets, financial statements, and reports on a quarterly basis, or as otherwise requested by the Joint Venturers.

9.2.3. SGD shall ensure that all expenditures of the Joint Venture are made in accordance with the approved budget and with the consent of the Joint Venturers.

9.3.	Financing and Fundraising

9.3.1. SGD shall explore and secure additional financing or fundraising opportunities as may be necessary to meet the capital requirements of the Project, subject to the approval of the Joint Venturers.

9.3.2. SGD shall manage the relationships with any third-party financiers or investors, ensuring compliance with the terms and conditions of any financing agreements.

9.4.	Financial Compliance

9.4.1. SGD shall ensure that the Joint Venture complies with all applicable financial regulations and reporting requirements.

9.4.2. SGD shall coordinate and oversee any audits of the Joint Venture’s financial records, as may be required by law or requested by Milk & Honey.

9.5.	Cost Control and Risk Management

9.5.1. SGD shall implement effective cost control measures to ensure that the Project is completed within budget.

9.5.2. SGD shall identify, assess, and manage financial risks associated with the Project, and shall report any significant risks or financial issues to the Milk & Honey promptly.

9.6.	Payments and Disbursements

9.6.1. SGD shall manage the disbursement of funds for the development and construction activities, ensuring that payments to contractors, suppliers, and other third parties are made in a timely and efficient manner.

9.6.2. SGD shall maintain accurate records of all disbursements and ensure that they are in line with the Joint Venture’s financial policies and procedures.

9.7.	Tax Matters

9.7.1. SGD shall oversee the preparation and filing of all tax returns and ensure compliance with all tax obligations of the Joint Venture.

9.7.2. SGD shall coordinate with tax advisors to optimize the Joint Venture’s tax position and take advantage of any available tax benefits or incentives.

9.8.	Liaison with Stakeholders

9.8.1. SGD shall act as the primary liaison with financial stakeholders, including investors, lenders, and other financial partners.

9.8.2. SGD shall provide regular updates to stakeholders on the financial status and progress of the Project.

9.9.	Strategic Financial Planning

9.9.1. SGD shall participate in the strategic financial planning of the Joint Venture, contributing its expertise to long-term financial strategies and objectives.

9.9.2. SGD shall assist in evaluating the financial feasibility of expansion or additional phases of the Project, as proposed by the Joint Venturers.

9.10.	Manager of Joint Venture

9.10.1. SGD shall act as a Manager of the Joint Venture and shall be responsible for overseeing and dictating all responsibilities associated with managing a real estate development project. This includes, but is not limited to, the following duties:

9.10.2. As a Manager, SGD shall have the authority to make decisions and take actions necessary to fulfill these responsibilities, subject to the oversight and approval of the Joint Venturers where required by this Agreement.

●	Overseeing the planning, development, and construction phases of the Project to ensure that it is completed on time and within budget.

●	Coordinating with architects, contractors, suppliers, and other relevant parties to facilitate smooth project execution.

●	Ensuring compliance with all applicable laws, regulations, and industry standards throughout the duration of the Project.

●	Managing all real estate transactions, including sales, mortgages, titles, escrow services, and other related activities.

●	Conducting regular progress reviews and updates to ensure that the Project aligns with the objectives and expectations of the Joint Venturers.

●	Addressing and resolving any issues or challenges that may arise during the course of the Project, promptly and effectively.

●	Implementing and maintaining effective communication channels between all stakeholders, including Joint Venturers, contractors, financiers, and other involved parties.

●	Ensuring that all aspects of the Project are carried out with the highest standards of quality and professionalism.

10.	Duties of Milk & Honey

As the partner responsible for the construction and development aspects of the Project; Milk & Honey shall have the following duties and responsibilities:

10.1.	Land & Capital Contribution

10.1.1. Milk & Honey shall contribute the twelve (12) acres of land located in Hidalgo County, Texas to the Joint Venture, as set forth in Section 4.1.6 of this Agreement.

10.1.2. Milk & Honey agrees to contribute twelve (12) acres located in Hidalgo Country, Texas for the purpose of constructing single-family homes and the parcels appraised at a total value of $377,120.00 to the Joint Venture. Milk & Honey shall contribute the agreed-upon parcels appraised at the amount of $377,120.00 to the Joint Venture, as set forth in Section 4.1. of this Agreement.

10.1.3. Milk & Honey shall ensure that the Land is free from any encumbrances or legal issues that could impede the development of the Project.

10.2.	Development Planning

10.2.1. Milk & Honey shall prepare and submit a comprehensive development plan for the Project, detailing the scope of work, timeline, and milestones for the construction of single- family homes.

10.2.2. Milk & Honey shall secure all necessary permits, approvals, and consents required for the development and construction activities.

10.3.	Construction Management

10.3.1. Milk & Honey shall oversee and manage all aspects of the construction process, including the selection and supervision of contractors, subcontractors, and suppliers.

10.3.2. Milk & Honey shall ensure that all construction activities are carried out in accordance with the approved development plan, building codes, and industry standards.

10.4.	Quality Control

10.4.1. Milk & Honey shall implement and maintain a robust quality control program to ensure that the construction work meets the highest standards of quality and workmanship.

10.4.2. Milk & Honey shall conduct regular inspections and quality assessments throughout the construction process and address any deficiencies promptly.

10.5.	Project Coordination

10.5.1. Milk & Honey shall coordinate with SGD and other stakeholders to ensure that the Project is progressing according to schedule and within budget.

10.5.2. Milk & Honey shall provide regular updates and reports on the status of the construction activities to SGD.

10.6.	Budget Management

10.6.1. Milk & Honey shall prepare detailed budgets for the construction and development activities and submit them to SGD for approval.

10.6.2. Milk & Honey shall manage the construction budget, ensuring that expenditures are controlled and aligned with the approved budget.

10.7.	Risk Management

10.7.1. Milk & Honey shall identify, assess, and mitigate any risks associated with the construction and development of the Project.

10.7.2. Milk & Honey shall implement safety measures and protocols to ensure a safe working environment for all personnel involved in the construction activities.

10.8.	Compliance

10.8.1. Milk & Honey shall ensure that all construction and development activities comply with applicable laws, regulations, and environmental standards.

10.8.2. Milk & Honey shall address any compliance issues promptly and take corrective actions as necessary.

10.9.	Supplier and Contractor Management

10.9.1. Milk & Honey shall negotiate and enter into agreements with contractors, subcontractors, and suppliers on behalf of the Joint Venture subject to the approval of SGD.

10.9.2. Milk & Honey shall ensure that all contracts are in the best interest of the Joint Venture and provide for competitive pricing and favorable terms.

10.10.	Progress Monitoring

10.10.1. Milk & Honey shall monitor the progress of the construction activities and ensure that milestones and deadlines are met.

10.10.2. Milk & Honey shall promptly address any delays or issues that may arise during the construction process.

10.11.	Reporting

10.11.1. Milk & Honey shall provide SGD with regular progress reports, including updates on milestones, budget status, and any issues or risks.

10.11.2. Milk & Honey shall maintain accurate records of all construction activities, expenditures, and communications related to the Project.

10.12.	Completion and Handover

10.12.1. Milk & Honey shall ensure the timely and successful completion of the construction of the single-family homes in accordance with the approved development plan.

10.12.2. Milk & Honey shall oversee the final inspection and handover of the completed homes to the Joint Venture or end buyers, as applicable.

10.13.	Co-Manager Duties

10.13.1. Milk & Honey shall act as a co-Manager of the Joint Venture alongside SGD, with specific responsibilities focused on the day-to-day management of construction and land development activities within the Project. These responsibilities include, but are not limited to:

●	Overseeing on-site construction activities and ensuring the timely completion of all physical development work.

●	Coordinating with subcontractors, vendors, and suppliers for the procurement of materials and services necessary for the Project.

●	Managing labor, equipment, and other resources to ensure that construction proceeds according to the approved schedule and within budget.

●	Ensuring that all construction-related activities comply with local building codes, zoning regulations, and other applicable legal requirements.

10.13.2. Milk & Honey shall be required to seek prior approval from SGD before entering into any material agreement, contract, or other documentation that would obligate the Joint Venture or impact its operations, finances, or property. Such material agreements include, but are not limited to:

11.	Powers of Joint Venturers.

11.1.1. The following powers may be exercised only upon the mutual consent of the Joint Venturers:

(a)	The power to borrow money on the general credit of the Joint Venture in any amount, or to create, assume, or incur any indebtedness to any person or entity;

(b)	The power to make loans in any amount, to guarantee obligations of any person or entity, or to make any other pledge or extension of credit;

(c)	The power to purchase or otherwise acquire any other property except in the ordinary course of business of the Joint Venture;

(d)	The power to sell, encumber, mortgage or refinance any loan or mortgage on any of the Joint Venture property;

(e)	The power to confess any judgment against the Joint Venture, or to create, assume, incur or consent to any charge (including any deed of trust, pledge, encumbrance or security interest of any kind) upon any property or assets of the Joint Venture;

(f)	The power to spend any renovation or remodeling funds or to make any other expenditures except for routine day-to-day maintenance and operation of the Joint Venture.

12.	Confidential Information.

12.1.1. “Confidential Information” means nonpublic information that (a) the disclosing Party designates as confidential, or (b) information which, under the circumstances surrounding disclosure, ought to be treated as confidential. Confidential Information may include, without limitation, Technology, Technology Improvements, Derivative Works, Intellectual Property Rights, Marketing Materials, ideas, know-how, methods, formulae, processes, designs, apparatus, devices, techniques, systems, flow charts, sketches, photographs, plans, drawings, specifications, computer programs or software, samples, studies, findings, data, reports, projections, plant and equipment expansion plans, lists or identities of employees or customers, financial statements or other financial information, pricing information, cost and expense information, product development and marketing plans, compositions of matter, discoveries and inventions (whether or not patentable), works of authorship(whether or not protected under copyright laws), information, algorithms, procedures, notes, summaries, descriptions, results and the like.

13.	Derivative Works.

13.1.1. “Derivative Works” means works that are based upon one or more pre-existing works, such as: (a) for copyrightable or copyrighted material, any translation, portation, modification, correction, addition, extension, upgrade, improvement, compilation, abridgment, revision or other form in which such material may be recast, transformed, or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material that is protected by trade secret, any new material derived from such existing trade secret material, including new material that may be protected by any of copyright, patent, and trade secret.

14.	Intellectual Property Rights.

14.1.1. “Intellectual Property Rights” means any and all patent, copyright, trademark, trade secret, know-how, trade dress or other intellectual or industrial property rights or proprietary rights (including, without limitation, all claims and causes of action for infringement, misappropriation or violation thereof and all rights in any registrations, applications and renewals thereof), whether existing now or in the future, whether worldwide or in individual countries or political subdivisions thereof, or regions, including, without limitation, the United States.

15.	Technology.

i. “Technology” means materials, packaging, products, know-how and methods of manufacturing thereof as provided by a Party herein and including all Intellectual Property Rights embodied therein and any Derivative Works thereof. Technology further means, without limitation, any designs, materials, methods, formulae, processes, technology, apparatus, devices, techniques, systems, flow charts, sketches, photographs, plans, drawings, specifications, proprietary information, know-how, trade secrets, computer programs or software, samples, studies, findings, data, reports, projections, manufacturing specifications and methods, testing specifications and methods, pricing information, cost and expense information, product development and marketing plans, compositions of matter, discoveries and inventions (whether or not patentable), works of authorship (whether or not protected under copyright laws), information, algorithms, procedures, notes, summaries, descriptions and development results related to any materials, packaging, products, know-how and methods of manufacturing thereof.

16.	Technology Improvements.

16.1.1. i. “Technology Improvements” means any proprietary information, know-how, trade secrets, programs, designs, processes, methods, formulae, compositions of matter, documents, materials, technology, data, Intellectual Property Rights, or Derivative Works in developments and/or conceptions created, obtained or developed by either Party alone (including through the efforts of any independent contractor or affiliate of that Party) or together with the other Party that: (a) are based on, derived from or are direct improvements to Technology, (b) can be used in or in the production of Technology, or (c) provide alternatives for use in the production of Technology that, if so used, reasonably would: (i) add Technology capability or increase Technology efficiency or quality, (ii) reduce Technology manufacturing or Technology costs, and/or (iii) facilitate the manufacturing of Technology.

17.	Treatment of Proprietary and Confidential Information.

17.1.1. In connection with the performance of this Agreement, each Party contemplates the disclosure by it of certain Confidential Information to the other Party. Each Party considers its Confidential Information to be an asset of substantial commercial value, having been developed at considerable expense, but will disclose such information to the other Party under the terms and conditions of this Agreement.

(a)

During the Term and continuing thereafter for 3 year(s) from the termination or expiration of the Agreement, the Party receiving Confidential Information (“Receiving Party”) from the disclosing Party (“Disclosing Party”) shall (i) treat all Confidential Information disclosed by the Disclosing Party as secret and confidential and shall not disclose all or any portion of the Confidential Information to any other Person, except as provided in section 1.1(b), (ii) not use any of such Confidential Information except in the performance of the Receiving Party’s covenants and obligations or otherwise as contemplated under this Agreement, and (iii) restrict access to Confidential Information to the Receiving Party’s employees (including contractors, accountants and counsel and similar representatives) who have a need to know such information in connection with the performance of the Receiving Party’s obligations and covenants under this Agreement and shall be responsible to ensure that such employees maintain the terms of confidentiality and nonuse as required in this Agreement.

(b)	In the event that either Party desires to use a third-party service provider (“Service Provider”), including, for example, an engineering design firm or a contract manufacturer, to develop or produce the Product using Technology or Technology Improvements, all Parties to this Agreement must first enter into at least an acceptable non-disclosure and technology ownership agreement with the Service Provider. Neither Party to this Agreement may disclose any Confidential Information to a Service Provider unless (i) both Parties to this Agreement have individually entered into a non-disclosure agreement with the Service Provider and (ii) the Service Provider has a presence in the United States and is able to be served materials, technology, data, Intellectual Property Rights, or Derivative Works in developments and/or conceptions created, obtained or developed by either Party alone (including through the efforts of any independent contractor or affiliate of that Party) or together with the other Party that: (a) are based on, derived from or are direct improvements to Technology, (b) can be used in or in the production of Technology, or (c) provide alternatives for use in the production of Technology that, if so used, reasonably would: (i) add Technology capability or increase Technology efficiency or quality, (ii) reduce Technology manufacturing or Technology costs, and/or (iii) facilitate the manufacturing of Technology.

18.	Treatment of Proprietary and Confidential Information.

18.1.1. In connection with the performance of this Agreement, each Party contemplates the disclosure by it of certain Confidential Information to the other Party. Each Party considers its Confidential Information to be an asset of substantial commercial value, having been developed at considerable expense, but will disclose such information to the other Party under the terms and conditions of this Agreement.

(c)	During the Term and continuing thereafter for 3 year(s) from the termination or expiration of the Agreement, the Party receiving Confidential Information (“Receiving Party”) from the disclosing Party (“Disclosing Party”) shall (i) treat all Confidential Information disclosed by the Disclosing Party as secret and confidential and shall not disclose all or any portion of the Confidential Information to any other Person, except as provided in Article I, (ii) not use any of such Confidential Information except in the performance of the Receiving Party’s covenants and obligations or otherwise as contemplated under this Agreement, and (iii) restrict access to Confidential Information to the Receiving Party’s employees (including contractors, accountants and counsel and similar representatives) who have a need to know such information in connection with the performance of the Receiving Party’s obligations and covenants under this Agreement and shall be responsible to ensure that such employees maintain the terms of confidentiality and nonuse as required in this Agreement.

(d)	In the event that either Party desires to use a third party service provider (“Service Provider”), including, for example, an engineering design firm or a contract manufacturer, to develop or produce the Product using Technology or Technology Improvements, all Parties to this Agreement must first enter into at least an acceptable non-disclosure and technology ownership agreement with the Service Provider. Neither Party to this Agreement may disclose any Confidential Information to a Service Provider unless (i) both Parties to this Agreement have individually entered into a non-disclosure agreement with the Service Provider and (ii) the Service Provider has a presence in the United States and is able to be served legal documents in the United States or agrees, in writing, that it can be served and that United States Courts have personal jurisdiction over the Service Provider.

18.1.2. Notwithstanding anything to the contrary herein, Confidential Information shall not include any information that: (a) is presently in the Receiving Party’s possession, provided that such information has not been obtained from the Disclosing Party and that such possession can be demonstrated by the Receiving Party’s written records; (b) is, or becomes, generally available to the public through no act or omission of the Receiving Party; (c) is received by the Receiving Party in written form from a third party having no binding obligation to keep such information confidential; or (d) is required to be disclosed by law, upon the advice of legal counsel.

18.1.3. Specific Confidential Information shall not be deemed to be available to the public or in the possession of the Receiving Party merely because it is embraced by more general information so available or in said Receiving Party’s possession, nor shall a combination or aggregation of features which form confidential information be deemed to be non-confidential merely because the individual features, without being combined or aggregated, are non-confidential.

18.1.4. Each of the Parties hereby agrees that all written or other tangible forms of Confidential Information (including any materials generated by the Receiving Party related to any Confidential Information) shall be and remain the property of its owner and shall be promptly returned to the owner upon the written request of the owner.

18.1.5. Neither the Agreement nor the disclosure of any information by the Disclosing Party shall be deemed to constitute by implication or otherwise, a vesting of any title or interest or a grant of any license, immunity or other right to the Receiving Party with regard to the Confidential Information. Additionally, except as expressly provided in this Agreement, the execution of the Agreement shall not operate, directly or indirectly, to grant to either Party any rights under any patent, trade secret or know-how now or hereafter owned by or licensed to the other Party.

18.1.6. Each Party warrants that it is the rightful owner of the Confidential Information to be disclosed under this Agreement and that it has the lawful right to make such disclosure.

18.1.7. In the event that the Receiving Party or any of its representatives are requested or required to disclose Confidential Information pursuant to a subpoena or an order of a court or government agency, the Receiving Party shall (a) promptly notify the Disclosing Party of the existence, terms and circumstances surrounding the governmental request or requirements; (b) consult with the Disclosing Party on the advisability of taking steps to resist or narrow the request; (c) if disclosure of Confidential Information is required, furnish only such portion of the Confidential Information as the Receiving Party is advised by counsel is legally required to be disclosed; and (d) cooperate with the Disclosing Party in its efforts to obtain an order or other reliable assurance that confidential treatment be accorded to that portion of the Confidential Information that is required to be disclosed. Because money damages may not be a sufficient remedy for any breach of this Section of the Agreement by the Receiving Party, the Disclosing Party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach of this Section. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Section of the Agreement by the Receiving Party but shall be in addition to all other remedies available at law or equity to the Disclosing Party. In the event of litigation relating to the Agreement, if a court of competent jurisdiction determines that the Receiving Party has breached this Section of the Agreement, then the Receiving Party shall be liable and pay to the Disclosing Party the reasonable attorneys’ fees, court costs and other reasonable expenses of litigation, including any appeal therefrom. The Receiving Party further agrees to waive any requirement for the posting of a bond in connection with any such equitable relief.

19.	No Liability to Third Parties.

19.1.1. The debts, obligations and liabilities of either Joint Venturer, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of such Joint Venturer, and no other Party shall be obligated for any such debt, obligation or liability of such Joint Venturer solely by reason of being a party to this Agreement or an equity holder of a JV Company.

20.	Indemnification

20.1.1. Indemnification by Milk & Honey: Milk & Honey shall indemnify, defend, and hold harmless SGD, its affiliates, officers, directors, employees, agents, and representatives (collectively, the “SGD Indemnified Parties”) from and against any and all claims, demands, liabilities, damages, losses, costs, and expenses (including reasonable attorneys’ fees) arising out of or related to (a) any breach or default by Milk & Honey of any provision of this Agreement; (b) any act or omission by Milk & Honey, its agents, contractors, or employees in connection with the Project; (c) any violation of applicable law by Milk & Honey or its representatives in connection with the Project; or (d) any claims by third parties arising from the ownership, management, or development of the Land prior to the formation of the Joint Venture.

20.1.2. Indemnification by SGD: SGD shall indemnify, defend, and hold harmless Milk & Honey, its affiliates, members, managers, employees, agents, and representatives (collectively, the “Milk & Honey Indemnified Parties”) from and against any and all claims, demands, liabilities, damages, losses, costs, and expenses (including reasonable attorneys’ fees) arising out of or related to (a) any breach or default by SGD of any provision of this Agreement; (b) any act or omission by SGD, its agents, contractors, or employees in connection with the Project; or (c) any violation of applicable law by SGD or its representatives in connection with the Project.

20.1.3. Joint Indemnification: The Joint Venturers shall jointly indemnify, defend, and hold harmless each other and their respective Indemnified Parties from and against any and all claims, demands, liabilities, damages, losses, costs, and expenses (including reasonable attorneys’ fees) arising out of or related to any claims or actions brought against the Joint Venture by third parties resulting from (a) the acts or omissions of either Party or their respective agents, contractors, or employees in connection with the Project; or (b) any violation of applicable law by the Joint Venture.

20.1.4. Notice of Claim: If any claim or demand is asserted against any Party that could give rise to a right of indemnification under this Section, the Party seeking indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing of such claim or demand. The Indemnifying Party shall assume the defense of such claim or demand, including the employment of counsel and the payment of all expenses. The Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim or demand, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the Indemnifying Party has failed to assume the defense of such claim or demand.

20.1.5. Survival of Indemnification: The provisions of this Section shall survive the termination of this Agreement and the dissolution of the Joint Venture.

21.	Deadlock.

21.1.1. In In the event that the Joint Venturers are divided on a material issue and cannot agree on the conduct of the business and affairs of the Joint Venture, a deadlock shall be deemed to have occurred. Upon the occurrence of a deadlock, SGD shall have the exclusive right to either: (a) make the final decision on the disputed matter in order to break the deadlock, or (b) elect to purchase the Joint Venture interest of the other Joint Venturer (hereinafter referred to as the “Other Party”). If SGD elects to purchase the Other Party’s interest, it shall notify the Other Party in writing, specifying a purchase price for the Other Party’s interest based on a mutually agreed-upon appraisal value (the “designated price”). The designated price shall be determined by a third-party appraiser selected by mutual agreement of the Joint Venturers at a later date prior to the commencement of the Project.

21.1.2. The Other Party shall have the right only to accept SGD’s offer to sell its interest to SGD at this designated price and under the specified terms. SGD’s offer shall remain irrevocable for thirty (30) days, during which time the Other Party may respond in writing to accept the offer to sell its interest. If the Other Party does not respond within this period, it shall be deemed to have accepted SGD’s offer to purchase its interest under the specified terms. SGD shall have twenty (20) days from receipt of the Other Party’s written acceptance or the lapse of the thirty-day period to complete the purchase of the Other Party’s interest by paying the designated price and satisfying the purchase terms.

22.	Legal Title to the Joint Venture.

22.1.1. The Joint Venturers agree that the legal title to the Joint Venture property and assets, including the Joint Venture itself, shall remain in the name of the Joint Venture.

23.	Transfers Of Joint Venturers’ Interests.

23.1.1. Except as otherwise expressly permitted herein, no Joint Venturer may sell, transfer, assign or encumber its interest in the Joint Venture, or admit additional Joint Venturers, without the prior written consent of the other Joint Venturer. Any attempt to transfer or encumber any interest in the Joint Venture in violation of this Section shall be null and void.

23.1.2. The obligations and Rights of Transferees are as follows:

(a)	Any person who acquires in any manner whatsoever any interest in the Joint Venture, irrespective of whether such person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefit of the acquisition thereof to have agreed to be subject to and bound by all the obligations of this Agreement that any predecessor in interest of such a person was subject to or bound by;

(b)	The person acquiring an interest in the Joint Venture shall have only such rights, and shall be subject to all of the obligations, as are set forth in this Agreement; and, without limiting the generality of the foregoing, such a person shall not have any right to have the value of its interest ascertained or receive the value of such interest or, in lieu thereof, profits attributable to any right in the Joint Venture, except as herein set forth.

24.	Termination.

24.1.1. Upon the termination or dissolution of the Joint Venture, the Joint Venturers shall proceed to liquidate the Joint Venture, and all proceeds of such liquidation shall be applied and distributed in the manner set above according to the interests held by each party in the Joint Venture. A reasonable time shall be allowed for the orderly liquidation of the Joint Venture’s assets in order to minimize losses normally attendant upon such liquidation.

24.2.	Termination by Mutual Agreement

24.2.1. The Joint Venture may be terminated at any time upon the mutual written agreement of all Parties. Upon such termination, the Parties shall jointly oversee the orderly winding up of the Joint Venture’s affairs in accordance with the terms of this Agreement.

24.3.	Termination for Cause

24.3.1. Material Breach: Either Party may terminate this Agreement by providing written notice to the other Party if the other Party materially breaches any provision of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice from the non-breaching Party specifying the breach.

24.3.2. Insolvency: If either Party becomes insolvent, bankrupt, or is the subject of any proceedings relating to its liquidation, insolvency, or the appointment of a receiver, then the other Party may terminate this Agreement by providing written notice.

24.4.	Termination Due to Project Completion

24.4.1. This Agreement shall automatically terminate upon the successful completion of the Project, defined as the sale of all developed properties under the Joint Venture and the full distribution of proceeds to the Parties as per the terms of this Agreement.

24.5.	Exit Strategy

24.5.1. Buyout Option: In the event of termination, the non-terminating Party may elect to purchase the terminating Party’s interest in the Joint Venture at fair market value, determined by an independent third-party appraiser mutually agreed upon by the Parties.

24.5.2. Division of Assets: Upon termination, all assets of the Joint Venture shall be liquidated, and after the settlement of all liabilities, the remaining assets shall be distributed to the Parties in accordance with their respective ownership percentages.

24.5.3. Distribution of Intellectual Property: Any intellectual property developed during the course of the Joint Venture shall be allocated according to the contributions of each Party or as otherwise agreed in writing.

24.6.	Winding Up

24.6.1. Upon termination of the Joint Venture, the Parties shall proceed to wind up the affairs of the Joint Venture in an orderly manner, including the disposition of assets, payment of liabilities, and distribution of any remaining proceeds in accordance with the terms of this Agreement.

24.7.	Survival of Certain Provisions

24.7.1. Notwithstanding the termination of this Agreement, the provisions relating to Confidentiality, Indemnification, Limitation of Liability, and any other provisions that by their nature are intended to survive termination, shall remain in full force and effect.

25.	Notice.

25.1.1. Any notices to be given under this Agreement by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices must be addressed to the addresses of the parties as they appear in the introductory paragraph of this Agreement. Each party may change its address by written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of 30 calendar days after mailing.

If to SGD:

100 Biscayne Boulevard, Suite 1201

Miami, Florida, 33132

Attention: David Villarreal

Email: dvillarreal@sgdevco.com

with a copy (which copy shall not constitute notice) to:

100 Biscayne Boulevard, Suite 1201

Miami, Florida, 33132

Attention: Alexander Castellanos and Nicolai Brune

Email: acastellanos@sgdevco.com, nbrune@sgdevco.com

If to Properties by Milk & Honey:

Address: 1716 W Loop P, Palmview,

Texas 7857

Attention: Matthew Pierson

Email: milk.honey.properties@gmail.com

with a copy (which copy shall not constitute notice) to:

Address: 1716 W Loop P,

Palmview, Texas 7857

Attention: Ricardo Valdez

Email: ricardovaldez2508@gmail.com

26.	Dispute Resolution.

26.1.1. Any controversies or disputes arising out of or relating to this Agreement shall be resolved by binding arbitration submitted to and finally determined by arbitration with the American Arbitration Association (“AAA”) in accordance with the then-current AAA Final Offer Supplementary Rules and Expedited Procedures. The parties shall select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Agreement. In the event the Parties are unable to agree to such a selection within 20 days from initial notice of arbitration, the notifying Party shall then request an arbitrator be selected by AAA. The arbitrator shall award to the prevailing Party from the opposing Party the prevailing Party’s reasonable litigation costs and attorneys’ fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to litigation). The arbitration shall be conducted virtually or in Miami-Dade County and Delaware law and the Federal Arbitration Act shall apply. This clause shall not preclude Parties from seeking provisional remedies in aid of arbitration, or to enforce an award of an arbitration, from a court of appropriate jurisdiction. The decision rendered by the arbitrator(s) shall be final and binding on the parties, and judgment may be entered in conformity with the decision in any court having jurisdiction. During the continuance of any arbitration proceeding, the parties shall continue to perform their respective obligations under this Agreement, unless this Agreement has been otherwise terminated.

27.	Miscellaneous Partition.

27.1.1. The Joint Venturers hereby mutually waive any right of partition which they may have with respect to the Joint Venture and any noncash assets of the Joint Venture.

28.	Fees and Commissions.

28.1.1. Each Joint Venturer hereby represents and warrants to the other that it has not incurred or obligated the Joint Venture for any brokerage, finder’s or other similar fees or commissions in connection with the transactions covered by this Agreement or in connection with acquiring the Joint Venture or forming this Joint Venture. Each Joint Venturer hereby agrees to indemnify and hold harmless the other from and against all liabilities, costs, damages and expenses from any breach or alleged breach of the foregoing representation.

29.	SEC Compliance

29.1.1. The Parties acknowledge and agree that SGD is a Delaware publicly traded corporation subject to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Accordingly, the Parties represent and warrant that nothing in this Agreement, nor any of the activities or purposes contemplated herein, shall be construed or implemented in a manner that would result in a violation of any SEC rules, regulations, or reporting requirements applicable to SGD. The Parties agree to cooperate fully with SGD in ensuring that all aspects of this Agreement comply with all applicable securities laws, and to provide any information or documentation as may be reasonably requested by SGD to fulfill its SEC obligations. Any breach of this provision shall constitute a material breach of this Agreement, entitling SGD to all available remedies at law or equity, including, but not limited to, immediate termination of this Agreement.

29.1.2. The Parties acknowledge and agree that SGD is a Delaware publicly traded corporation subject to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). As such, SGD is required to comply with various SEC reporting and disclosure obligations, including, but not limited to, the filing of periodic reports (Forms 10-K, 10-Q, and 8-K), proxy statements, and other required disclosures under the Securities Exchange Act of 1934, as amended.

29.1.3. The Parties further acknowledge that the transactions, activities, and objectives contemplated by this Agreement, including those related to the joint venture and associated project, may trigger the requirement for SGD to make public filings with the SEC, such as material disclosures regarding the formation of the joint venture, significant agreements, and any financial or operational impact on SGD’s business. Accordingly, the Parties represent and warrant that nothing in this Agreement, nor any of the activities or purposes contemplated herein, shall be construed or implemented in a manner that would result in a violation of any SEC rules, regulations, or reporting requirements applicable to SGD.

29.1.4. The Parties agree to cooperate fully with SGD in ensuring that all aspects of this Agreement comply with all applicable securities laws. Such cooperation may include providing any necessary information or documentation, including but not limited to financial data, operational details, or material changes in the project or joint venture, as may be reasonably requested by SGD in connection with its SEC reporting obligations. The Parties also acknowledge that such information may need to be included in SGD’s public filings, such as current reports on Form 8-K, to ensure compliance with Regulation FD (Fair Disclosure) and other applicable SEC disclosure requirements.

29.1.5. Any breach of this provision, including any failure to provide information or cooperate in a timely manner with SGD’s SEC compliance efforts, shall constitute a material breach of this Agreement. In the event of such breach, SGD shall be entitled to all available remedies at law or equity, including, but not limited to, immediate termination of this Agreement, damages, and injunctive relief.

30.	Waiver.

30.1.1. Failure on the part of either Joint Venturer to complain of any act of the other Joint Venturer or to declare the other Joint Venturer in default, irrespective of how long such failure continues, shall not constitute a waiver by such Joint Venturer of its rights hereunder. No waiver of, or consent to, any breach or default shall be deemed or construed to be a waiver of, or consent to, any future breach or default.

31.	Severability.

31.1.1. If any provision of this Agreement or the application thereof shall be determined by a court of competent jurisdiction to be invalid and unenforceable, the remainder of this Agreement and the application of the other provisions herein contained shall not be affected thereby, and all such other provisions shall remain effective and in force and shall be enforced to the fullest extent permitted by law.

32.	Binding Effect.

32.1.1. This Agreement shall inure to the benefit of and be binding upon the Joint Venturers, and their heirs, successors and assigns.

33.	Duplicate Originals.

33.1.1. This Agreement may be executed in duplicate, with each such duplicate to be considered an original for all purposes.

34.	Construction of Agreement.

34.1.1. The captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision thereof.

34.1.2. As used herein, the word “person” shall include the individuals, corporations, partnerships and other entities of any type. In this Agreement, the use of any gender shall be applicable to all genders, and the singular shall include the plural, and the plural shall include the singular.

35.	Other Activities of Joint Venturers.

35.1.1. Any Joint Venturer may engage in other business ventures of every nature and neither the Joint Venture nor the other Joint Venturer shall have any right in such independent ventures, or the income and profits derived therefrom.

36.	Entire Agreement.

36.1.1. This Agreement is intended by the Joint Venturers to be the final expression of their agreement and the complete and exclusive statement of the terms thereof, notwithstanding any representations or statements to the contrary heretofore made.

37.	Amendments.

37.1.1. This Agreement may be amended by the Parties hereto at any time prior; provided, however, that any amendment must be by an instrument or instruments in writing signed and delivered on behalf of each of the Parties hereto.

38.	Governing Law; Consent to Personal Jurisdiction.

This Agreement will be governed by the laws of the State of Texas without regard for conflicts of laws principles. Each Joint Venturer hereby expressly consents to the personal jurisdiction of the state and federal courts located in the State of Texas for any lawsuit filed there against any party to this Agreement by any other party to this Agreement concerning the Joint Venture or any matter arising from or relating to this Agreement.

In witness whereof, the Joint Venturers have signed and sealed this Agreement. Executed by the Joint Venturers named above with the intent of being legally bound.

By:	/s/ Nicolai Brune
Title:	Nicolai Brune, Chief Financial Officer

SAFE AND GREEN DEVELOPMENT CORPORATION		Date: 11/18/2024

By:	/s/ Matthew Pierson
Title:	Matthew Pierson, Manager

PROPERTIES BY MILK & HONEY LLC		Date: 11/18/2024

EXHIBIT A

(“Land Description”)